GuideStone Capital Management, LLC and

GuideStone Funds

CODE OF ETHICS

Definitions

For purposes of this code of ethics (“Code”):

(1)	“1940 Act” means the Investment Company Act of 1940.

(2)	“Access Person” means:

(i)	A trustee or officer of the Funds or the Adviser;

(ii)

An employee of GuideStone Financial Resources who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales; or

(iii)	A Supervised Person of the Adviser:

(A)	Who has access to nonpublic information regarding the Funds’ purchase or sale of securities, or portfolio holdings; or

(B)	Who is involved in making securities recommendations to the Funds, or who has access to such recommendations that are nonpublic.

(3)	“Adviser” means GuideStone Capital Management, LLC.

(4)	“Advisers Act” means the Investment Advisers Act of 1940.

(5)

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(6)

“Beneficial Ownership” is interpreted in the same manner as it would be under rule 16a-1(a)(2) under the Exchange Act in determining whether a person has beneficial ownership of a security for purposes of section 16 of the Exchange Act and the rules and regulations thereunder. In general, this means that “Beneficial Ownership” exists when a person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the opportunity to profit or share in any profit derived from a transaction in the subject securities. Beneficial Ownership also exists with respect to:

(i)	Securities held by members of a person’s immediate family[1] sharing the same household;

(ii)	A person’s interest in securities held by a trust, estate, or other account, if the person is:

(A)	A trustee, executor, or attorney-in-fact that has or shares the opportunity to profit or share in any profit derived from a transaction in securities held by the trust, estate, or other account;

(B)	A beneficiary of the trust, estate, or other account that has investment control, or shares investment control, with respect to trust, estate, or other account transactions, as applicable; or

(C)	A settlor that reserves the right to revoke the trust without the consent of another person, unless the settlor does not exercise or share investment control over the securities held by the trust; and

(iii)	A person’s right to acquire securities through the exercise or conversion of any derivative, whether or not presently exercisable.

[1]

Any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships.

(7)

“Covered Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency,[2] or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by open-end investment companies registered under the 1940 Act that are not advised by the Adviser; and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the 1940 Act that are not advised by the Adviser.

(8)	“Exchange Act” means the Securities Exchange Act of 1934.

(9)

“Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies registered under the 1940 Act and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

(10)	“Funds” means GuideStone Funds.

(11)	“GuideStone Financial Resources” means GuideStone Financial Resources of the Southern Baptist Convention.

(12)

“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

(13)

“Investment Personnel” means any employee of GuideStone Financial Resources who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Funds.

(14)

“Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to section 4(a)(2) or section 4(a)(5) or pursuant to rule 504, or rule 506 under the Securities Act.

(15)

“Material Nonpublic Information” means any information about a company (including the Funds) that is both “material” and “nonpublic.” Information is generally deemed “material” if a reasonable investor would consider it important in deciding whether to purchase or sell a company’s securities or information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business. Information is considered “nonpublic” when it has not been effectively disseminated to the market.

[2]	Direct investments in currencies and virtual currencies (i.e., cryptocurrencies) are not considered Covered Securities for purposes of this Code.

(16)

“Outside Business Activity” means any activity (paid or unpaid) that is not a requirement of paid employment by GuideStone Financial Resources, and that possesses elements of the types of activity or information in which the Funds or the Adviser regularly engage (e.g., financial matters, budgeting, investments, retirement plans, securities and securities markets.)

(17)	“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

(18)	“SchwabCT” means Schwab Compliance Technologies.

(19)	“SEC” means the U.S. Securities and Exchange Commission.

(20)	“Security Held or to be Acquired by the Funds” means:

(i)	Any Covered Security which, within the most recent 15 days:

(A)	Is or has been held by the Funds; or

(B)	Is being or has been considered by the Funds or the Adviser for purchase by the Funds; and

(ii)	Any option to purchase or sell, and any security convertible or exchangeable for, a Covered Security described in the immediately preceding paragraph (i).

(21)	“Securities Act” means the Securities Act of 1933.

(22)

“Supervised Person” means any officer (or other person occupying a similar status or performing similar functions) or employee[3] of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

Adoption of Code of Ethics

The Funds and the Adviser have adopted and established, and maintain and enforce this written Code, as required by Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act.

Unlawful Actions

Access Persons, in connection with the purchase or sale, directly or indirectly, by the Access Person of a Security Held or to be Acquired by the Funds, are prohibited from:

(1)	Employing any device, scheme or artifice to defraud the Funds;

(2)

Making any untrue statement of a material fact to the Funds or omitting to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading;

(3)	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Funds; and

(4)	Engaging in any manipulative practice with respect to the Funds.

[3]

The Adviser has no employees. The Adviser’s Supervised Persons are those employees of GuideStone Financial Resources that are made available to the Adviser pursuant to a Shared Services Agreement by and among GuideStone Financial Resources and its controlled affiliates, whereby GuideStone Financial Resources provides facilities and back office services, human resources, and personnel to the extent necessary or appropriate to carry out the affiliates’ respective businesses.

Standards of Business Conduct

Fiduciary Obligations of Access Persons

Access Persons owe a fiduciary duty to the Funds. This means that with respect to the Funds, Access Persons hold a character involving trust and confidence, requiring scrupulous good faith, candor and unselfishness. As fiduciaries, Access Persons are bound to act for the Funds’ benefit while subordinating their personal interests to that of the Funds. Whatever they do, Access Persons ought to have honesty of purpose, freedom from intention to defraud, and be faithful to their duty.

For this reason, Access Persons are required to:

(1)	Act for the benefit of the Funds and not for their personal benefit;

(2)	Ensure all eligible investment opportunities are offered to the Funds first before engaging in personal securities transactions in those eligible investment opportunities;

(3)

Avoid taking unfair advantage of their relationship to the Adviser and the Funds (incl. solicitation of gifts or special treatment from parties that do business, or propose to do business, with or on behalf of the Adviser and/or the Funds);

(4)	Maintain confidential nonpublic information of the Funds (and not use such information to their personal benefit);

(5)	Comply with applicable Federal Securities Laws; and

(6)	Report any violations of this Code promptly to the Chief Compliance Officer.

Personal Securities Transactions by Access Persons

In addition, the fundamental position of the Funds and the Adviser is that each Access Person shall place at all times the interests of the Funds and their shareholders first in conducting personal securities transactions. Accordingly, personal securities transactions by Access Persons must be conducted in a manner consistent with this Code and so as to avoid any actual or potential conflict of interest or any abuse of an Access Person’s position of trust and responsibility. Further, Access Persons should not take inappropriate advantage of their positions with, or relationship to, the Funds, the Adviser, or GuideStone Financial Resources.

While purchases and sales may be made by Access Persons in the universe of Covered Securities held and transacted in by the Funds, these personal securities transactions must comply with the spirit of, and the specific restrictions and limitations set forth in, this Code. These personal securities transactions should be made in amounts consistent with the normal investment practice of the person involved and with a long-term investment, rather than a short-term trading, outlook. In making personal investment decisions with respect to any security, extreme care must be exercised by Access Persons to ensure that the prohibitions of this Code are not violated. Further, personal investing by an Access Person should be conducted in such a manner so as to eliminate the possibility that the Access Person’s time and attention is being devoted to his or her personal investments at the expense of time and attention that should be devoted to management of the Funds’ portfolios. It bears emphasis that technical compliance with the procedures, prohibitions, and limitations of this Code will not automatically insulate from scrutiny personal securities transactions which show a pattern of abuse by an Access Person of his or her fiduciary duty to the Funds.

Protecting the Confidentiality of Nonpublic Information

Access Persons have a duty to protect the confidentiality of nonpublic information to which they have access regarding the Funds’ purchase or sale of securities, portfolio holdings, and securities recommendations to the Funds. In particular, Access Persons must guard in strict confidence any Material Nonpublic Information of which they are aware. Access Persons are prohibited from providing access to nonpublic information regarding the Funds’ purchase or sale of securities, portfolio holdings, and securities recommendations to the Funds to any person (including other employees of GuideStone Financial Resources) without the Chief Compliance Officer’s prior approval. Approval will not be granted for an Access Person to communicate Material Nonpublic Information to any person that is not an Access Person bound by this Code.

Restrictions on Personal Securities Transactions

(1)	Purchases and Sales of a Covered Security

(i)

No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction would acquire, any Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale the Covered Security:

(A)	is being considered for purchase or sale by the Funds; or

(B)	is being purchased or sold by the Funds.

(These prohibitions apply whether the transactions by the Access Person and for the Funds are in the same direction (e.g., an Access Person and the Funds are both purchasing a Covered Security) or the opposite direction (e.g., an Access Person is purchasing and the Funds are selling the same Covered Security). These prohibitions apply until the day after the day on which the Adviser (or sub-adviser, as applicable) determines not to enter into or completes the purchase or sale.)

(ii)	Short-Term Trading—

(A)

Of Covered Securities (other than Funds). No Supervised Person shall sell any Covered Security that was purchased, or purchase a Covered Security that was sold, within the prior 60 calendar days (measured on a last-in first-out (LIFO) basis).

(B)

Of the Funds. Each Access Person shall be limited by the Funds’ frequent purchases and redemptions policies and procedures as disclosed in the current prospectus. This prohibition includes employee-directed exchanges executed in GuideStone Financial Resources’ 403(b) plan but excludes trades pursuant to an Automatic Investment Plan and trades in the Money Market Fund.

(iii)	Blackouts—

(A)

Investment Personnel may not purchase or sell a Covered Security (or a derivative thereon) within seven calendar days of the Adviser’s purchase or sale of the same (or equivalent) Covered Security on behalf of the Funds; and

(B)	Access Persons may not purchase or sell shares of any Fund when there is a reasonable possibility that they are aware of potentially Material Nonpublic Information about the Fund.

(For example, when changes to a Fund will be proposed to the Funds’ board of trustees that, if approved, would result in significant portfolio turnover in a Fund or material changes to the securities recommended to the Fund (e.g., the hiring of a new sub-adviser or the termination and liquidation of a Fund), the Chief Compliance Officer (or his designee) may declare a “Blackout” prohibiting Access Persons’ transacting in that Fund’s shares for a period of time. In general, a Blackout will commence on the date on which the proposed material Fund change is approved by the Investment Management, Allocation and Risk Committee (IMARC) and will remain in effect until that change is made public, usually by the filing with the SEC of a supplement to the Fund’s prospectus.)

(2)	Exceptions. The prohibitions of (1) above shall not apply to:

(i)	purchases or sales of Covered Securities effected for, or held in, any account over which the Access Person has no direct or indirect influence or control;[4]

(ii)	purchases or sales of Covered Securities pursuant to an Automatic Investment Plan; or

(iii)

purchases of Covered Securities effected upon the exercise of rights issued by an issuer proportionately to all holders of a class of its Covered Securities to the extent such rights were acquired from that issuer, as well as sales of such rights so acquired.

(3)

No Undue Influence. No Access Person who owns a particular Covered Security shall attempt to cause the Funds to purchase, sell or hold the same Covered Security in a manner calculated to create a personal benefit to the Access Person. An Access Person who participates in an investment decision on behalf of the Funds concerning a particular Covered Security that could result in a material benefit to the Access Person should disclose the nature of his or her interest in that Covered Security to the Chief Investment Officer or the Chief Compliance Officer.

Pre-approval of Investments in IPOs and Limited Offerings

All Access Persons must obtain approval from the Chief Compliance Officer or his designee before directly or indirectly acquiring Beneficial Ownership in any security in an Initial Public Offering or in a Limited Offering.

Pre-clearance of Investment Personnel Personal Securities Transactions

Access Persons that are also considered to be Investment Personnel will be identified, and notified of their classification as Investment Personnel, by the Chief Compliance Officer or his designee.

Investment Personnel may purchase or sell a Covered Security in which he or she has, or through such transaction would acquire, direct or indirect Beneficial Ownership of that Covered Security, only if he or she obtains clearance prior to the transaction. Requests for pre-clearance shall be made through the Adviser’s compliance reporting system, SchwabCT.

Upon receipt of pre-clearance, the Investment Personnel shall execute the transaction by the end of the business day following the date of approval. If the Investment Personnel is not able to execute the transaction by the end of the next business day, he or she must submit a new request for pre-clearance.

The following transactions in Covered Securities by Investment Personnel are excepted from this pre-clearance requirement:

(1)	purchases or sales of Covered Securities pursuant to an Automatic Investment Plan;

(2)	involuntary corporate actions on a Covered Security (e.g., stock split, spinoff);

(3)	voluntary corporate actions on a Covered Security (e.g., tender offer);

(4)	grants of rights / options on any Covered Security;

(5)

acquisitions of Covered Securities through the exercise of rights issued by an issuer proportionately to all holders of a class of its Covered Securities if such rights were acquired from the issuer, as well as sales of such rights so acquired (does not apply to secondary market trading of rights);

[4]

NOTE: Any account with respect to which an Access Person has Beneficial Ownership of the Covered Securities held in that account is presumed to be an account over which the Access Person has direct or indirect influence or control. An Access Person must contact Compliance if you have an account over which neither you nor an immediate family member exercises investment discretion or has any notice of specific transactions prior to execution, and you wish to have this account exempted from the requirements of this Code. To qualify for the exemption, the Access Person must seek approval from Compliance and execute an initial and thereafter, annual certification, through SchwabCT.

(6)	transactions in a Fund, whether conducted directly with the Funds, in a brokerage account, or in a 403(b) plan;

(7)	gifts of Covered Securities (whether given or received);

(8)	transactions in exchange-traded funds[5];

(9)	entering or exiting futures contracts on currency or virtual currency; and

(10)	purchases or sales of Covered Securities held in any account over which the Investment Personnel has no direct or indirect influence or control.[6]

Insider Trading

Regardless of whether the Restrictions on Personal Securities Transactions above otherwise apply or pre-clearance is granted, Access Persons may not enter into any personal securities transaction, and Investment Personnel may not enter a transaction on behalf of a Fund while they are aware of Material Nonpublic Information regarding the security or issuer of the security.

New Accounts

Prior to opening a new account in which an Access Person will have Beneficial Ownership of Covered Securities, the Access Person must confirm whether the financial institution provides an electronic feed to SchwabCT. The List of Brokers with Electronic Feed is available on SchwabCT (and Compliance can provide this List to an Access Person upon request). If the financial institution is listed, then the Access Person should inform Compliance of the account number for it to be added to the electronic feed. If the financial institution is not listed, the Access Person must consult with Compliance to determine if an electronic feed can be established prior to opening the account.7 If SchwabCT is unable to establish an electronic feed, then the Access Person may not open the account.8 For any exempt accounts, Access Persons are required to attach a copy of the account statements to the holdings and transactions reports discussed below.

Reporting Requirements of Access Persons

Unless expressly excepted under “Exceptions from Reporting Requirements” below, every Access Person must report to the Chief Compliance Officer or his designee:

(1)

Initial Holdings Reports. No later than 10 days after the person becomes an Access Person (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

(i)

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person had any Beneficial Ownership when the person became an Access Person;

[5]

Please note that certain exchange-traded instruments may appear to be funds, but they are not. For example, exchange-traded notes are not funds and are thus required to be pre-cleared. In addition, the Grayscale Bitcoin Trust is not an exchange-traded fund and must be pre-cleared.

[6]

NOTE: Any account with respect to which an Access Person has Beneficial Ownership of the Covered Securities held in that account is presumed to be an account over which the Access Person has direct or indirect influence or control. An Access Person must contact Compliance if you have an account over which neither you nor an immediate family member exercises investment discretion or has any notice of specific transactions prior to execution, and you wish to have this account exempted from the requirements of this Code. To qualify for the exemption, the Access Person must seek approval from Compliance and execute an initial and thereafter, annual certification, through SchwabCT

[7]	Please note that it may require a matter of days for Compliance to reach that determination with the financial institution.
[8]

Accounts that were properly reported in SchwabCT prior to January 1, 2021 and for which the financial institution is not able or willing to provide an electronic feed to the Adviser are exempt. Individuals who become Access Persons on or after January 1, 2021 will be required to initiate movement of their existing accounts to one or more Brokers with Electronic Feed within 90 calendar days of being notified of their status as an Access Person.

(ii)

The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

(iii)	The date the report is submitted by the Access Person.

(2)	Quarterly Transaction Reports. No later than 30 days after the end of a calendar quarter, the following information:

(i)	With respect to any transaction during the quarter involving a Covered Security in which the Access Person had, or as a result of the transaction acquired, any Beneficial Ownership:

(A)

The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Covered Security involved;

(B)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(C)	The price of the security at which the transaction was effected;

(D)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(E)	The date that the report is submitted by the Access Person.

(ii)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(A)	The name of the broker, dealer or bank with whom the Access Person established the account;

(B)	The date the account was established; and

(C)	The date that the report is submitted by the Access Person.

(3)	Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

(i)

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any Beneficial Ownership;

(ii)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(iii)	The date that the report is submitted by the Access Person.

Exceptions from Reporting Requirements

(1)	An Access Person is not required to submit:

(i)	Any report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control;[9]

[9]

NOTE: Any account with respect to which an Access Person has Beneficial Ownership of the Covered Securities held in that account is presumed to be an account over which the Access Person has direct or indirect influence or control. An Access Person must contact Compliance if you have an account over which neither you nor an immediate family member exercises investment discretion or has any notice of specific transactions prior to execution, and you wish to have this account exempted from the requirements of this Code. To qualify for the exemption, the Access Person must seek approval from Compliance and execute an initial and thereafter, annual certification, through SchwabCT

(ii)	A transaction report with respect to transactions effected pursuant to an Automatic Investment Plan; or

(iii)

A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Adviser receives no later than 30 days after the end of the applicable calendar quarter.

(2)	A trustee of the Funds who would be required to make a report solely by reason of being a Funds trustee, need not submit:

(i)	An Initial Holdings Report and an Annual Holdings Report; and

(ii)

A Quarterly Transaction Report, unless the trustee knew or, in the ordinary course of fulfilling his or her official duties as a Funds trustee, should have known that during the 15-day period immediately before or after the trustee’s transaction in a Covered Security, the Funds purchased or sold the Covered Security, or the Funds or the Adviser considered purchasing or selling the Covered Security.

Review of Reports

The Chief Compliance Officer (or his designee) will review the Initial Holdings Reports, Quarterly Transaction Reports, and Annual Holdings Reports submitted by Access Persons.

Notification of Reporting Obligation

The Chief Compliance Officer (or his designee) will identify all Access Persons who are required to make these reports and will inform those Access Persons of their reporting obligation.

Gifts, Entertainment and Business Courtesies (Supervised Persons)

On occasion, Supervised Persons may be offered gifts from, or may wish to give gifts to, unaffiliated persons or entities that do business with, or wish to do business with, the Adviser or the Funds. Supervised Persons shall not accept compensation (including gifts and entertainment) from any source for the purchase or sale of any property to or for GuideStone Funds10.

The solicitation, acceptance or giving of such gifts or gratuities by Supervised Persons is therefore prohibited, except for the following limited exceptions:

•	Gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100, with a $100 annual limit per vendor and an overall annual limit of $500 from all vendors);

•

Customary business lunches, dinners, entertainment (e.g., sporting events) where the vendor representative participates in the activity, otherwise the amount then becomes a gift and is treated as such;

•	Promotional items (e.g., pens, mugs, T-shirts);

[10]	Regular salary or wages from any affiliate of GuideStone Funds are excluded from this prohibition.

•	Gifts of reasonable value for special occasions (e.g., holidays, retirement); and

•

Business courtesies such as attendance at conferences and seminars if no preferential treatment is shown to the Adviser by the sponsor of the conference or seminar (the Adviser or Supervised Person must pay for travel and lodging associated with the conference or seminar).

If a Supervised Person receives any gift or gratuity that may be prohibited under this Code the Supervised Person must promptly inform the Chief Compliance Officer. A Quarterly Gift Report shall be completed and submitted to the Chief Compliance Officer within 30 days after the end of each calendar quarter.

Outside Business Activities (Supervised Persons)

Supervised Persons may wish to participate in Outside Business Activities, either with a for-profit organization or with a nonprofit organization. Prior to a Supervised Person engaging in an Outside Business Activity, the Supervised Person must disclose the activity to Compliance. Compliance will review the proposed activity for conflicts of interest. If the proposed activity does not present an actual or potential conflict of interest it will be permitted. Conversely, if Compliance determines that the activity presents an actual or potential conflict of interest, it will not be permitted. Supervised Persons may not engage in any Outside Business Activity until approval has been granted Compliance.

Sanctions

Upon determining that there has been a violation of this Code, the President of the Trust or the Adviser (in consultation with the Chief Compliance Officer) may determine such sanctions as deemed appropriate including, among others, a letter of censure, or suspension or termination of the employment of the violator. If an Access Person realizes a profit from a transaction deemed to violate the Code, the Adviser may require disgorgement, which will be accomplished by donating the profit to Mission:Dignity.

Delivery and Certification of the Code

(1)

Delivery of Code to Access Persons. Compliance will deliver a current copy of the Code to each Access Person when each such person is deemed to become an Access Person. In addition, Compliance will deliver a copy of the Code to each Access Person on an annual basis and upon amendment of the Code.

(2)	Certification of Compliance with Code.

(i)	Within ten (10) days of becoming an Access Person, each Access Person is required to certify that he or she:

(A)	has received, read, and understood the Code; and

(B)	agrees to abide by the policies and procedures set forth in the Code.

(ii)	Each Access Person shall also certify annually that he or she has:

(A)	disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code; and

(B)	notified the Chief Compliance Officer of any violation of which the Access Person has become aware.

(iii)	Subsequent to delivery of any Code amendments, Access Persons shall certify that they:

(A)	have received, read, and understood the Code amendment; and

(B)	agree to abide by the policies and procedures set forth in the Code, as amended.

Adopted:        May 21, 2019

Amended:      November 7, 2019

Amended:      May 18, 2020

Amended:      January 1, 2021